Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the use in this Current Report on Form 8-K (File No. 000-50600) of our report dated April 2, 2007, relating to the combined financial statements of Target Analysis Group, Inc. and Target Software, Inc.
UHY LLP
Boston, Massachusetts
April 2, 2007